UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933

 For the fiscal year ended December 31, 2018

GolfSuites 1, Inc.

(Exact name of issuer as specified in its charter)

Delaware	83-2379196
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2738 Falkenburg Road S. Riverview, Florida	33578
(Address of principal executive offices)	(Zip code)

(813) 621-5000

(Registrant’s telephone number, including area code)

Class A Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

Item 7. Financial Statements

GolfSuites 1, Inc.

(a Delaware corporation)

f/k/a KGEM Golf Midwest Inc.

Audited Financial Statements

For the inception period of October 25, 2018 through December 31, 2018

Financial Statements

GolfSuites 1, Inc.

INDEPENDENT AUDITOR’S REPORT

September 15, 2019

To:         Board of Directors, GolfSuites 1, Inc.

Attn: Gerald D. Ellenburg

Re:         2018 Financial Statement Audit

We have audited the accompanying consolidated financial statements of GolfSuites 1, Inc. (a corporation organized in Delaware) (the “Company”) formerly known as KGEM Golf Midwest Inc., which comprise the balance sheet(s) as of December 31, 2018, and the related statements of income, stockholders’ equity, and cash flows for the period of October 25, 2018 (inception) and ending December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations, shareholders’ equity and its cash flows for the period October 25, 2018 (inception) through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note X to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 15, 2019

GOLFSUITES 1, INC.

BALANCE SHEET

As of December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

ASSETS

Current Assets:
Cash and cash equivalents	$180
Deferred offering costs	3,333
Total Current Assets	3,513

Property, Plant and Equipment, net	NONE

TOTAL ASSETS	$3,513

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from founders	86,854
Total Current Liabilities	86,854

Non-current Liabilities:
None	0

TOTAL LIABILITIES	86,854

Shareholders’ Equity:
Common stock, 200,000,000 authorized, $0.00001 par, 18,000,000 shares issued and outstanding	180
Retained earnings, net of distributions	(83,521)
Total Stockholder’s Equity	(83,341)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,513

GOLFSUITES 1, INC.

STATEMENT OF OPERATIONS

For the period of October 25, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

2018
Revenues	$0
Cost of revenues	0
Gross Profit (Loss)	0

Operating Expenses:
Advertising and Marketing	27,667
General and administrative	55,854
Total Operating Expenses	83,521

Operating Income	(83,521)

Provision for Income Taxes	0

Net Income	(83,521)

GOLFSUITES 1, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

For the period of October 25, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

	Common Stock		Accumulated	Total Stockholder’s
	Shares	Value	Earnings/Deficit	Equity (Deficit)
As of October 25, 2018 (inception)	0	$0	$0	$0

Initial Share Issuance	18,000,000	$180		180

Net Income/(Loss)			(83,521)	(83,521)

Balance as of December 31, 2018	18,000,000	$180	$(83,521)	$(83,341)

GOLFSUITES 1, INC.

STATEMENT OF CASH FLOWS

For the period of October 25, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

Cash Flows from Operating Activities
Net Income	$(83,521)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
None	0
Net Cash Used in Operating Activities	(83,521)

Cash Flows from Investing Activities
None
Net Cash Used in Investing Activities	0

Cash Flows from Financing Activities
Advances from founders	86,854
Costs of offering	(3,333)
Issuance of shares	180
Net Cash Provided by Financing Activities	83,701

Net Change In Cash and Cash Equivalents	180

Cash and Cash Equivalents at Beginning of Period	0
Cash and Cash Equivalents at End of Period	$180

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0
Cash paid for income taxes	0

GOLFSUITES 1, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018
See accompanying Auditors’ Report

NOTE 1 - NATURE OF OPERATIONS

GolfSuites 1, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early stage company devoted to devoted to the development and operation of golf driving range and entertainment centers in the midwestern sector of the United States. The Company will operate under the brand GOLFSUITES. The Company will oversee the acquisition of land, zoning, entitlement, design, construction and operation of the planned facilities.

The Company incorporated in 2018 in the state of Delaware as KGEM Golf Midwest Inc. and changed its name in January 2019.

Since Inception, the Company has relied on advances from its current shareholder(s) to fund its operations. As of December 31, 2018, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 6). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note 8) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has selected December 31 as the year end as the basis for its reporting.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2018, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2018, the Company had $180 in a corporate checking account.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2018, the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of December 31, 2018, the Company had recorded no depreciation.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2018, the Company had no fixed assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. As of December 31, 2018, the Company had recorded a balance of deferred offering costs of $3,333.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2018, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 –EQUITY

As of December 31, 2018, the Company had authorized 200,000,000 shares of common stock, of which, 18,000,000 shares had been issued to its parent company, at par, in exchange for $180. In January 2019, the Company underwent a recapitalization of its share structure.

The Company converted the 18,000,000 shares of common stock into 18,000,000 shares of Class B Common Stock (which are still held by the Company’s parent).

Additionally, the Company has authorized 132,000,000 shares of Class A Common Stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Class A Preferred Stock which is convertible into Class A Common Stock.  None of the Class A Common Stock or the Preferred Stock have been issued.  The company intends to offer and sell the 10,000,000 shares of Class A Preferred Stock as part of a Regulation A securities offering (discussed more below).

Class A Common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B Common stockholders. Class B Common stockholders have five votes per share and shares of Class B Common Stock can be converted into shares of Class A Common Stock at the option of the holder. Class A Preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A Preferred Stock can be converted into shares of Class A Common Stock at the option of the holder and shares will automatically converted in the event of a qualified public offering, as defined in the Certificate of Incorporation, as amended.

NOTE 6 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 7) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company has received working capital to cover expenses and costs while preparing for the securities offering from parent company in the amount of $86,854 as of the balance sheet date. The balance of these covered costs are recorded as a liability of the Company. This amount does not have a fixed maturity or stated interest rate.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 8 – SUBSEQUENT EVENTS

Share Recapitalization

In January 2019, the Company recapitalized its share structure creating classes of common stock and preferred stock as described more fully in Note 5 above.

Securities Offering

The Company is offering up to 10,000,000 shares of Class A Preferred Stock in a securities offering planned to be exempt from SEC registration under Regulation A, tier 2. The Company received qualification from the US Securities and Exchange Commission to proceed with the offering in May 2019. The Company has engaged with various advisors and other professionals to facilitate the offering who are being paid customary fees and equity interests for their work.

As of September 15, 2019, the Company has sold 20,500 shares of Class A Preferred Stock in exchange for $102,500. Fees associated with the funds raised in this offering through September 15, 2019 total $2,492.

Management’s Evaluation

Management has evaluated subsequent events through September 15, 2019, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on September 17, 2019.

GolfSuites 1, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of GolfSuites 1, Inc.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Gerald Ellenburg
Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
Date: September 17, 2019

/s/ Ryan Koenig
Ryan Koenig, Director
Date: September 17, 2019

/s/ Kyle Morris
Kyle Morris, Director
Date: September 17, 2019

/s/ John Galvin
John Galvin, Director
Date: September 17, 2019

/s/ Rod Turner
Rod Turner, Director
Date: September 17, 2019